UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

February 14, 2011

Date of Report (date of Earliest Event Reported)

Brazil Gold Corp.

 (Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

800 Bellevue Way NE, Suite 400, Bellevue, WA 98004
(Address of principal executive offices and zip code)

(425) 637-3080
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2011, Brazil Gold Corp., a Nevada corporation (the “Company”), entered into a non-binding Letter of Intent with Albrook Gold Corp., a private company (“Albrook”), whereby the Company will have the right acquire up to 70% of Albrook’s interests in the Northeast Brazilian Shield Project, which consists of 20,000 hectares of leases in the northeast region of the Brazilian Shield.

The terms of the acquisition will be based on the results of the Company’s due diligence review of the project and done in accordance with industry standards.

Item 5.02 Appointment of Certain Officer.

On February 14, 2011, Brazil Gold Corp., a Nevada corporation (the “Company”), named Mr. Leigh Freeman as the Company’s Chairman of the Board and CEO, effective immediately. Mr. Freeman has been serving as a member of the Company’s Board of Directors since December 23, 2010.

Mr. Freeman earned a Bachelor of Science degree in Geological Engineering at the Montana College of Mineral Sciences and Technology. He also serves on the industry advisory boards for mining programs at the University of Arizona, Montana Tec, Queen’s University and the South Dakota School of Mines.

Mr. Freeman is a co-founder of Orvana Minerals Corp., which operates the largest gold mine in Bolivia and today has a market capitalization of $437 million. He also served as Chief Geophysicist for Placer Dome, a NYSE international gold mining company with annual production of approximately 3.6 million ounces of gold and one million ounces of gold equivalent copper in 2005, with reserves of 88.5 million gold equivalent ounces prior to its acquisition by Barrick Gold Corporation for over $10 billion.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

99.1 Press Release dated February 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:                      February 14, 2011

BRAZIL GOLD CORP.

By:  /s/ PHILLIP JENNINGS
Name:                      Phillip Jennings
Title:                      President